Exhibit 10.6
Unofficial translation from the French
July 31, 2009
AMENDMENT NO. 5
TO THE CREDIT FACILITY AGREEMENT
DATED MARCH 14, 2008
(AS AMENDED BY AMENDMENT NO. 1 DATED AUGUST 14, 2008,
AMENDMENT NO. 2 DATED OCTOBER 30, 2008, AMENDMENT NO. 3
DATED MARCH 9, 2009 AND AMENDMENT NO. 4 DATED JUNE 30, 2009)
by and among
BNP PARIBAS
CRÉDIT LYONNAIS
SOCIÉTÉ GÉNÉRALE
as Banks
and
BNP PARIBAS
as Security Agent (Agent des Sûretés)
and
SOCIÉTÉ GÉNÉRALE
as Credit Agent (Agent du Credit)
and
PILOT SAS
as Borrower
and
QUIKSILVER, INC.

WHITE & CASE LLP
11, boulevard de la Madeleine
75001 Paris

BETWEEN THE UNDERSIGNED:
(1)	BNP PARIBAS, a corporation (société anonyme) with share capital of € 2,526,774,896, whose registered office is located 16, boulevard des Italiens, 75009 Paris, incorporated with the Paris Trade and Companies Register under the unique identification number 662 042 449,

(2)	CRÉDIT LYONNAIS, a corporation (société anonyme) whose registered office is located 18, rue de la République, 69002 Lyon and whose headquarters are located 19, boulevard des Italiens, 75002 Paris, incorporated with the Lyon Trade and Companies Register under the unique identification number 954 509 741,

(3)	SOCIÉTÉ GÉNÉRALE, a corporation (société anonyme) with share capital of € 799,478,491.25, whose registered office is located 29, boulevard Haussmann, 75009 Paris, incorporated with the Paris Trade and Companies Register under the unique identification number 552 120 222,

(parties (1) to (3) above being collectively designated as the “Banks”),

(4)	BNP PARIBAS, as designated above, in the capacity of Security Agent pursuant to the terms and conditions of the Credit Facility (Convention de Credit) (as defined below),

(5)	SOCIÉTÉ GÉNÉRALE, as designated above, in the capacity of Credit Agent pursuant to the terms and conditions of the Credit Facility,

(6)	PILOT SAS, simplified form joint stock company (société par actions simplifiée) with share capital of € 124,813,632, whose registered office is located 26/28, rue Danielle Casanova, 75002 Paris, incorporated with the Paris Trade and Companies Register under the unique identification number 070 501 374 (hereinafter, the “Borrower” or “Pilot”),

(7)	QUIKSILVER, INC., a company incorporated in the State of Delaware, whose registered office is located 15202 Graham Street, Huntington Beach, California 92649, U.S.A. (hereinafter, “Quiksilver, Inc.”).
WHEREAS:
(A)	According to the terms and conditions of a facility agreement executed on March 14, 2008, as modified by an amendment dated August 14, 2008 (“AMENDMENT NO. 1”), an amendment dated October 30, 2008 (“AMENDMENT NO. 2”), an amendment dated March 9, 2009 (“AMENDMENT NO. 3”) and an amendment dated June 30, 2009 (“AMENDMENT NO. 4”) (this agreement, as modified, the “Credit Facility”), the Banks granted to the Borrower a renewable credit of a maximum principal amount of € 70,000,000.

(B)	According to the terms and conditions of Amendment No. 2, the Banks extended the term of the Facility (as defined in the Credit Facility), reduced to a maximum principal amount of € 55,000,000, until March 14, 2009.

(C)	According to the terms and conditions of Amendment No. 3, the Banks again extended the term of the Facility (as defined in the Credit Facility), until June 30, 2009.

(D)	According to the terms and conditions of Amendment No. 4, the Banks again extended the term of the Facility (as defined in the Credit Facility), until July 31, 2009.

(E)	Pursuant to a letter dated July 29, 2009, the Borrower and Quiksilver, Inc. have requested the Banks to agree to grant another extension of the term of the Facility, until September 29, 2009.

(F)	The purpose of this Agreement is to define the terms and conditions of the extension of the Credit requested by the Borrower and Quiksilver, Inc.
THE FOLLOWING HAS THEREFORE BEEN AGREED
ARTICLE 1 — DEFINITIONS AND INTERPRETATIONS
1.1.	Definitions

(a)	For the purposes of the Agreement, except where otherwise stipulated, the terms and expressions defined in the Preamble shall have the same meaning in the rest of the Agreement.

(b)	The terms and expressions used in the Agreement but not defined therein shall have the meaning ascribed to them in the Credit Facility.

(c)	The following terms and expressions used in the Agreement shall, unless a different interpretation is required by the context, have the following meaning:

“Agreement” means this amendment, the Preamble thereto and any potential amendments, which form an integral part thereof;

“Effective Date” means July 31, 2009, subject to all of the conditions precedent listed in Article 4 (Conditions Precedent) having been fulfilled, in accordance with the provisions of the said article, at that date;

“Signing Date” means the date of signature of this Agreement by the parties.

“2005 ABL Agreement” means the credit facility dated June 3, 2005 (as amended) executed by and between Quiksilver, Inc., Quiksilver Americas, Inc.,

Bank of America, N.A., Union Bank of California, N.A., JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, J.P. Morgan Securities Inc. and certain financial establishments in the capacity of lenders.

“2009 ABL Agreement” means that certain credit agreement dated as of July 31, 2009, among Quiksilver Americas, Inc, the other borrowers party thereto, Quiksilver, Inc., the lenders party thereto, the ABL agent, Bank of America, N.A. and General Electric Capital Corporation, as co-collateral agents, and the other agents party thereto, and any refinancings, refundings, renewals or extensions thereof permitted hereunder.

“Rhône Europe Loan Agreement” means the credit facility dated July 31, 2009 executed by and between Mountain and Wave S.à. r.l., Quiksilver, Inc., the lenders, parties to the said agreement, and Rhône Group L.L.C.

“Rhône United States Loan Agreement” means the credit facility dated July 31, 2009 executed by and between Quiksilver, Inc., Quiksilver Americas, the lenders, parties to the said agreement, and Rhône Group L.L.C.

“Rhône Financing” means the financing made available pursuant to the Rhône Europe Loan Agreement and the Rhône United States Loan Agreement.
1.2.	Interpretations
For purposes of this Agreement, except where a different interpretation is required by the context:
(a)	Any reference, within the Agreement, to an “Article”, a “Paragraph”, to the “Preamble” or to a “Schedule” must, except where otherwise stipulated or when a different interpretation is required by the context, be interpreted as being a reference to an article, a paragraph, a preamble or a schedule to the Agreement.

(b)	Any reference, within the Agreement, to a document, a contract, a treaty (including the Agreement) or a deed must be understood as being a reference to this document, this contract, this treaty or this deed, as potentially modified or completed in accordance with the terms and conditions of the Agreement and including, if applicable, any document, contract, treaty or deed that may be substituted thereto via novation.
ARTICLE 2 — MODIFICATION OF THE CREDIT FACILITY
2.1.	Modification of article 1 of the Credit Facility
The parties to this Agreement agree that, as from the Effective Date, subject to the satisfaction of all of the conditions precedent listed at Article 4 (Conditions Precedent), the following defined term shall be added to the list of defined term in article 1 (Definitions) of the Credit Facility:

“Refinancing Credit Facility” means the Facilities Agreement dated July 31, 2009, by and among Pilot SAS and Na Pali in the capacity of Borrowers, Quiksilver, Inc. and Pilot SAS in the capacity of Guarantors, BNP Paribas, Crédit Lyonnais and Société Générale Corporate & Investment Banking in the capacity of Mandated Arrangers, BNP Paribas in the capacity of Agent, Société Générale in the capacity of Security Agent and Caisse Régionale de Crédit Agricole Mutuel Pyrénées Gascogne as issuing bank.
2.2.	Modification of article 2 of the Credit Facility
The parties to this Agreement agree that, as from the Effective Date, subject to the satisfaction of all of the conditions precedent cited at Article 4 (Conditions Precedent), article 2 (Amount and Term) of the Credit Facility shall be deleted and replaced by the following new article:
“2. AMOUNT AND TERM
The Banks have made available to the Borrower, in accordance with the methods and conditions defined in the Agreement, a Facility of a maximum amount of € 70,000,000.00 (seventy million euros), as from March 14, 2008 and for a term of six months. By Amendment No. 1 dated August 14, 2008, the Facility was extended until October 31, 2008.
At the Borrower’s request, by October 15, 2008 at the latest, this Facility could be renewed once, by the unanimous decision of the Banks, up until March 14, 2009, date by which the capital and interest must have been fully reimbursed.
On October 9, 2008, the Borrower requested an extension of the term of the Facility.
By Amendment No. 2 dated October 30, 2008, the Banks acted unanimously to extend the aforementioned Facility, reduced to a maximum amount of € 55,000,000 (fifty-five million euros) as from October 30, 2008 up until March 14, 2009.
On March 9, 2009, the Borrower requested an extension of the term of the Facility.
By a unanimous decision, the Banks extended the aforementioned Facility up until June 30, 2009, the amount in principal of the Facility remaining limited to € 55,000,000 (fifty-five million euros).
On June 25, 2009, the Borrower requested an extension of the term of the Facility.
By a unanimous decision, the Banks extended the aforementioned Facility up until July 31, 2009, the amount in principal of the Facility remaining limited to € 55,000,000 (fifty-five million euros).
On July 29, 2009, the Borrower requested an extension of the term of the Facility.

By a unanimous decision, the Banks hereby extend the aforementioned Facility up until September 29, 2009, the amount in principal of the Facility remaining limited to € 55,000,000 (fifty-five million euros).
Each Bank participates in the Facility at the level of the amounts indicated in Schedule 1.
Each Bank undertakes, individually and without joint liability with the other Banks, to participate in the Facility. The Banks cannot be held liable for any potential participation default and for the failure of one or several of the other Banks.”
2.3.	Modification of article 7.2 (Effective Global Rate) of the Credit Facility
The parties to this Agreement agree that, as from the Effective Date, article 7.2 (Effective Global Rate) of the Credit Facility shall be replaced by the following new article:
“7.2 Effective Global Rate
As the Facility generates interest at a floating rate, it is impossible to calculate an Effective Global Rate valid for the entire term of the Credit. However, the Credit Agent shall inform the Borrower, by way of an example, that in the event of the utilization of the maximum Facility amount as from the signature of the Agreement, and on the basis of all of the financial conditions described herein and of the most recent level of the EURIBOR 3-month rate published on July 30, 2009, i.e., .899% per annum increased by 2.8% per annum, the period rate on this basis for an Interest Period is 3.699%. The Effective Global Rate, which is the annual rate in proportion to the period rate, therefore reaches 3.71% per annum.
ARTICLE 3 — REPRESENTATIONS AND UNDERTAKINGS OF THE BORROWER AND QUIKSILVER, INC.
(a)	In signing this Agreement, the Borrower and Quiksilver, Inc. acknowledge that the Banks agree to extend the Facility for the sole purpose of enabling the global refinancing of the financial indebtedness of the Borrower and its Subsidiaries that shall be implemented by September 29, 2009 at the latest (the “Refinancing”) as described in the Facilities Agreement to be executed this day by and between Pilot SAS and Na Pali in the capacity of Borrowers, Quiksilver, Inc. and Pilot SAS in the capacity of Guarantors, BNP Paribas, Crédit Lyonnais and Société Générale Corporate & Investment Banking in the capacity of Mandated Arrangers, BNP Paribas in the capacity of Agent, Société Générale in the capacity of Security Agent, and Caisse Regionale de Crédit Agricole Mutuel Pyrénées Gascogne in the capacity of Issuing Bank (the “Refinancing Facility Agreement”).

(b)	Following the contribution by QS Holdings S.à r.l. to Biarritz Holdings S.à. r.l. of all the shares of Quiksilver Europa, S.L., Quiksilver, Inc. agrees that the ownership percentage of (i) QS Holdings in Biarritz Holdings, (ii) Biarritz Holdings in Quiksilver Europa, and (iii) Quiksilver Europa in the Borrower shall be maintained at a level equal to its level at the Effective Date.

ARTICLE 4 — CONDITIONS PRECEDENT
(a)	Subject to the provisions of paragraph (b) below, this Agreement shall become effective on July 31, 2009 on condition that, as of this date:
(i)	the Credit Agent has received all of the documents listed in Schedule A (Conditions Precedent) and has confirmed in writing (thereby acting on the instructions of all of the Banks) to the Borrower that such documents and certificates are satisfactory, both in form and in content;

(ii)	the representations made by the Borrower at article 10 of the Credit Facility are accurate;

(iii)	the Security mentioned at article 4 of the Credit Facility remains valid and guarantees all of the amounts owed by the Borrower pursuant to the terms and conditions of the Credit Facility (as modified by this Agreement);

(iv)	no Prepayment Event has occurred; and

(v)	no Material Adverse Event has occurred.
(b)	In the event that the conditions precedent listed in paragraph (a) have not been fulfilled by July 31, 2009, this Agreement shall lapse and the parties shall be released from any obligation pursuant to this Agreement. As a result, all of the Drawings made on the Credit, both in their principal and in interest, shall be due and payable as of July 31, 2009.
ARTICLE 5 — WAIVER
As from this moment, the Banks hereby waive their right to claim any breach of obligations and any Mandatory Prepayment Event (Cas d’Exigibilité Anticipés) as set out in the Facilities Agreement (including notably any breach of the provisions contained in Article 11.2 (h) of the Facilities Agreement) on the basis of the signature this day of the Refinancing Facility Agreement by the Borrower and by Quiksilver, Inc. and of the completion of the transactions described therein.
ARTICLE 6 — CONDITION SUBSEQUENT
The Company shall within 2 Business Days of the date of this Agreement deliver to the Agent (i) evidence (in form and substance satisfactory to the Agent, acting reasonably) that the 2005 ABL Agreement has been terminated, all amounts owing thereunder (other than letters of credit issued thereunder and outstanding on the date hereof which letters of credit have been supported by standby letters of credit agreement issued under the 2009 ABL Agreement) has been repaid in full with the proceeds of the Rhône Financing and/or drawings under the 2009 ABL Agreement and the related Encumbrances securing such Financial Indebtedness under the 2005 ABL Agreement have been released, and (ii)

copies of the fully executed Rhone Financing Documents and the 2009 ABL Agreement; failing which this present Agreement shall automatically terminate and all amounts owed by the Borrower pursuant to the Facility shall become immediately payable.
ARTICLE 7 — INTERDEPENDENCE OF THE UNDERTAKINGS MADE BY EACH PARTY
The decisions and/or undertakings by each of the parties to this Agreement are made in consideration of the decisions and/or undertakings of the other parties, such interdependence of undertakings constituting an essential factor in the consent of each party, without which such party would not have taken part in the present.
In particular, the performance by each party of its undertakings and/or obligations as of the Effective Date is subject to the simultaneous performance of the respective undertakings and/or obligations of the other parties to be performed at the said date.
ARTICLE 8 — MODIFICATIONS — AMENDMENTS
Any modification to this Agreement and to any other document related hereto must be the subject of a written agreement between the parties.
This Agreement, as from its Effective Date, shall have the value of an amendment to the Credit Facility. All other provisions of the Credit Facility not modified by this Agreement shall remain unchanged and shall retain their full and entire effectiveness. It is stipulated that this Agreement does not act as a novation to the Credit Facility and that the Surety shall retain its full and entire effectiveness.
ARTICLE 9 — PARTIAL INVALIDITY
In the event of a provision of this Agreement becoming null and void, unlawful or not liable to be enforced, in full or in part, such annulment or invalidity shall have no impact upon the other provisions of this Agreement. In this case, the parties must immediately and in so far as is possible replace the impacted stipulation with a similar provision that will comply as far as possible with the financial aim of the impacted stipulation, in accordance with the spirit of this Agreement.
ARTICLE 10 — APPLICABLE LEGAL REGIME
This Agreement shall be governed by and interpreted in accordance with French law.

ARTICLE 11 — COMPETENT JURISDICTION – DOMICILE
11.1.	Competent jurisdiction
The Borrower and Quiksilver, Inc. irrevocably accept that any dispute relating to the validity, interpretation or performance of this Agreement or arising therefrom shall be brought before the Paris Commercial Courts.
11.2.	Domicile
For the performance of the present and the consequences thereof, the parties designate domicile as follows:
(i)	for BNP Paribas, at 10, allée de Tourny, BP 99, 33024 Bordeaux cedex;

(ii)	for Credit Lyonnais, at the Direction Entreprises Dauphiné Savoie located 1, rue Molière, 38000 Grenoble;

(iii)	for Société Générale, at its registered office as given hereinabove;

(iv)	for the Borrower, at its registered office as given hereinabove; and

(v)	for Quiksilver, Inc., at its registered office as given hereinabove.

Executed in Paris, on July 31, 2009 on seven (7) original copies

BNP PARIBAS	BNP PARIBAS
as Bank	as Security Agent

By:	By:

CRÉDIT LYONNAIS
as Bank

By:

SOCIÉTÉ GÉNÉRALE	SOCIÉTÉ GÉNÉRALE
as Bank	as Credit Agent

By:	By:

PILOT SAS
as Borrower

By:

Title:

QUIKSILVER, INC.

By:
Title:

Schedule A
Conditions Precedent
(a)	Signature by Pilot SAS and Na Pali as Borrowers (Emprunteurs) and by Quiksilver, Inc. and Pilot SAS as Guarantors (Garants) of the Refinancing Facility Agreement and satisfaction of all of the conditions precedent referred to in Part I of Schedule 2 of the Refinancing Facility Agreement.

(b)	Delivery of a deed confirming and reiterating the guarantee granted by Quiksilver, Inc. in accordance with article 4 of the Credit Facility in order to ensure the maintenance of the said guarantee, in connection with the extension granted pursuant to the terms and conditions of the Agreement.

(c)	Delivery of a declaration signed by a legal representative of Pilot confirming:
(i)	that no Prepayment Event has occurred and is continuing pursuant to the Credit Facility; and

(ii)	that no Material Adverse Event has occurred pursuant to the Credit Facility.
(d)	Payment to the Credit Agent of the fees, costs and expenses of the Banks’ legal advisers incurred as of the Date of Signature pursuant to the preparation, negotiation and finalization of the Agreement, which have been notified by the Credit Agent to the Borrower.

(e)	Payment to Société Générale, as documentation agent for the implementation of the Refinancing, of the fees, costs and expenses of the Banks’ legal advisers pursuant to the preparation, negotiation and finalization of the Refinancing Facility Agreement and any document that shall be drawn up in accordance with the Refinancing Facility Agreement or for the purpose of the Refinancing incurred as of the Date of Signature which have been notified by Société Générale to the Borrower.

(f)	Delivery of legal opinions by counsel to Pilot and Quiksilver, Inc. substantially in the form of the opinions delivered on March 13, 2009, confirming (i) capacity and due authorization of Pilot et Quiksilver, Inc., (ii) the validity and enforceability of the Guarantee Acknowledgment, and that (iii) the signature of the Agreement and the provisions contained therein are not contrary to and do not violate the ABL Agreement and the Indenture dated July 22, 2005 governing the Senior Notes, among Quiksilver, Inc., the subsidiary Guarantors party thereto and Wilmington Trust Guarantor as Trustee.

Schedule B
Article 11.2 (Negative Covenants)
“11.2 Negative Covenants
Except with the prior agreement of the Banking Majority, the Borrower, for so long as it shall continue to be a debtor pursuant to the Agreement, makes an undertaking:
(A) The Borrower, for so long as it shall continue to be a debtor pursuant to the Agreement, undertakes (and acts as guarantor (as defined by Article 1120 of the [French] Civil Code) with regard to its Subsidiaries for those of the following undertakings that concern them (Quiksilver, Inc. acting as guarantor (as defined by Article 1120 of the [French] Civil Code) of the compliance by the Borrower and each of its Subsidiaries of the latter for the following undertakings)), except with the prior agreement of the Majority of the Banks:
a)  Not to modify, and to ensure that the Group members do not modify, the relevant corporate purpose, legal status or nature of commercial activities as in existence on the day of the signature of the Agreement.
b)  Not to carry out any Change in Control [of Na Pali or Pilot], and to ensure that no such Change in Control is carried out.
c) Not to carry out any reduction in the Borrower’s share capital, and to ensure that the Borrower does not make any payment of dividends, interim dividends or share buy-back programs (and not to put to the vote of the relevant management bodies of the Borrower any draft resolution on the distribution of dividends in favor of its shareholders).
d) Not to carry out any reorganization transaction (including in the form of a merger, merger by absorption, demerger or partial asset contribution) having an impact upon the Borrower or upon any one of its Subsidiaries.
e)  Not to grant (and to ensure that no member of the Group neither grants nor tolerates) security for any present or future debt (other than to allow the financing of an asset acquisition, when such security relates exclusively to the said asset and when it guarantees the payment or the financing thereof), or security for any guarantee undertaking concluded with or toward any entity whatsoever, present or future, for any mortgage, pledge, endorsement (or their equivalent under any legal regime other than French law) or other rights or guarantees of any kind whatsoever over all or part of its assets or income, present or future, or over the assets or income, present of future, of its Subsidiaries, without granting to the Banks the same security, of the same rank, or without conferring upon them any other type of security that the Banks shall deem to be an equivalent thereto, with the exception of the following securities that may be granted by Na Pali and its Subsidiaries:
(i)   any legal privilege arising in the ordinary course of the Group’s business and not further to a default or omission by a member of the Group;
(ii)  any security resulting from any retention right regarding an asset of any Group member in the normal course of its business, and not resulting from a default or omission by a member of the relevant Group member.
f)   To inform the Credit Agent immediately and in writing of the implementation by any creditor, notably by any financial or lending establishment, of any forfeiture of term or any prepayment event, with or without advance notice, in relation to any loan, credit or other financial assistance granted to the Borrower or to any member of the Group.
g)   To inform the Credit Agent immediately and in writing of any positive or negative undertakings (“to do” or “not to do”) made or to be made by a member of the Group to any financial or credit establishment, the non-performance or breach of which could result in the forfeiture of term of the prepayment of the obligation in relation to which such undertaking would have been made, and to allow the Banks to benefit, in the event of such an undertaking having been made, either from the same undertaking (if not already granted herein) or from equivalent rights or advantages satisfactory to such Banks;
h)  That no member of the Group shall contract any bank or financial lending of any kind whatsoever with any third parties, with Quiksilver, Inc. or with the latter’s Subsidiaries (including the members of the Group), to the exclusion of any borrowing pursuant to:
(i)  the Loan Facility;
(ii) the existing cash pooling agreement between Na Pali and its Subsidiaries;
(iii) a loan in a maximum amount of €1,000,000 to be entered into with a member of the Group registered in Poland;
(iv) a loan in a maximum amount of €3,000,000 to be entered into with a member of the Group registered in Czech Republic;
(v) the Intercompany loans, a detailed list of which was provided by the Borrower to the Agent on the date hereof;

(vi) the factoring agreement executed with GE Factofrance by Na Pali and certain of its Subsidiaries.
i)  That no member of the Group shall grant nor consent any additional loan or advance (including intra-group loans or advances on current accounts) to third parties or to any one of the members of the group consisting of Quiksilver, Inc. and of its Subsidiaries (excluding the lending granted in the context of the existing cash pooling agreement between Na Pali and its Subsidiaries and the intra-group loans described in Schedule 7)
j)  Not to carry and to ensure that none of its Subsidiaries carries out any asset acquisition or sale with the exception of any acquisition or sale of assets other than brands, real estate, shares, partnership shares and/or business interests, and subject to the said acquisitions or sales being executed in the context of the normal business activity of the relevant Group member and under normal market conditions.
k)  Not to take part in the creation of any joint venture and to ensure that its Subsidiaries do not take part in the creation of any joint venture.
l)  Not to make any payment of any kind whatsoever (including the payment of any royalties and management fees) or any reimbursement of any debt or borrowing whatsoever and of any kind that may be due to Quiksilver, Inc. or to one of the latter’s Subsidiaries.
m) To ensure that none of its Subsidiaries make any payment of any kind whatsoever (including the payment of all royalties or management fees) or any reimbursement of any debt or borrowing whatsoever and of any kind that may be due to Quiksilver, Inc. or to any one of the latter’s Subsidiaries (other than members of the Group), with exception of payments arising from the normal business activity of its Subsidiaries and carried out under normal market.
(B) For so long as the Borrower shall continue to be a debtor pursuant to the Agreement, Quiksilver, Inc. acts as guarantor (as defined by Article 1120 of the [French] Civil Code) of the fact that QS Holdings Sàrl shall not grant any security of any kind over the shares of Biarritz Holdings and that Biarritz Holdings shall not grant any security of any kind over its assets (including over the marks held by the latter (including Quiksilver, Quiksilver & Mountain & Wave and Roxy)).”

(i)